                                                             Exhibit 23.1

                     Consent of Independent Auditors


The Board of Directors
Aetna Services, Inc.:

We consent to the incorporation by reference of our report in the Current Report on Form 8-K of Aetna Inc. of our report dated February 6, 1996, relating to the consolidated balance sheets of Aetna Services, Inc. (formerly Aetna Life and Casualty Company) and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 Annual Report on Form 10-K of Aetna Services, Inc. Our report refers to changes in 1993 in the and 11 of the Act.

                                     /s/ KPMG Peat Marwick LLP




Hartford, Connecticut
July 25, 1996